Exhibit 6

JOINT FILING AGREEMENT

AGREEMENT dated as of January 20, 2011, between Kin Sun Sze-To, Sun Yip Industrial Company Limited (BVI) and Tiger Power Industries Limited (BVI) (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership in ordinary shares, $.001 par value per share, of Plastec Technologies, Ltd. Each Party hereto agrees that the Schedule 13D, dated January 20, 2011, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

/s/ Kin Sun Sze-To
Kin Sun Sze-To

SUN YIP INDUSTRIAL COMPANY LIMITED (BVI)

By: /s/ Kin Sun Sze-To
Name: Kin Sun Sze-To
Title: Director

TIGER POWER INDUSTRIES LIMITED (BVI)

By: /s/ Kin Sun Sze-To
Name: Kin Sun Sze-To
Title: Director